Execution Version
Exhibit 10.2
Agreement and Plan of Merger
By and Among
Sycamore Films, Inc.,
Sweet Spot Productions, Inc.,
JRT Productions, Inc.,
Red Cat Productions, Inc.,
Joseph Takats,
Donald J. Scotti,
and
ImaRx Therapeutics, Inc.

Dated As of March 17, 2010

i

(continued)

(continued)

		Page(s)

(d)	Additional Liabilities	18

(e)	Employee Compensation	18

(f)	Asset Disposition	18

(g)	Material Contracts	18

(h)	Taxes	18

(i)	Compliance with Laws	18

Section 6.3.	Access to Information	18

Section 6.4.	Post-Closing 8-K Report	19

Section 6.5.	Director and Officer Liability	19

(a)	Directors’ and Officers’ Liability Insurance.	19

(b)	Directors’ and Officers’ Indemnification	19

(c)	Continuity of Insurance and Indemnification Obligations	19

Section 6.6.	Updating of Disclosure Documents	20

Section 6.7.	Rescission of Merger	20

ARTICLE 7 Closing Conditions		20

Section 7.1.	Conditions to Each Party’s Obligation	20

(a)	No Legal Barriers	20

(b)	Third Party Consents Obtained	20

Section 7.2.	Conditions to the Obligations of Target, Sellers and Seller Shareholders	21

(a)	Officer Certificate Regarding Representation and Warranties	21

(b)	Issuance and Delivery of Shares	21

(c)	Capital Resources	21

(d)	Ancillary Documents	21

(e)	Budget Approval	21

(continued)

		Page(s)

(f)	Surviving Charter and Bylaws Approval	21

(g)	Surviving Board and Officers Appointments	22

(h)	Covenants Fulfilled	22

Section 7.3.	Conditions to the Obligations of Subsidiary and Purchaser	22

(a)	Officer Certificate regarding Representations and Warranties	22

(b)	Covenants Fulfilled	22

ARTICLE 8 Indemnification		22

Section 8.1.	Survival of Representations and Warranties	22

Section 8.2.	Indemnification by Purchaser and Subsidiary	23

Section 8.3.	Indemnification by Sellers	23

Section 8.4.	Notice	23

Section 8.5.	Limitation on Indemnification	23

Section 8.6.	Calculation of Damages	23

ARTICLE 9 Termination		24

Section 9.1.	Termination	24

(a)	by mutual written consent of Target, Subsidiary, and Purchaser	24

(b)	by any party	24

Section 9.2.	Effect of Termination	24

ARTICLE 10 General Provisions		24

Section 10.1.	Entire Agreement	25

Section 10.2.	Notices	25

Section 10.3.	Governing Law	25

Section 10.4.	Descriptive Headings	26

Section 10.5.	No Third-Party Beneficiaries	26

(continued)

		Page(s)

Section 10.6.	No Strict Construction	26

Section 10.7.	Counterparts	26

Section 10.8.	Amendment	26

Section 10.9.	Severability	26

v

EXHIBITS

Exhibit A	Budget
Exhibit B	Form of Employment Agreement — Scotti
Exhibit C	Form of Employment Agreement — Takats
Exhibit D	Form of Opinion — Mitchell Silberberg & Knupp, LLP
Exhibit E	Form of Opinion — Stepp Law Corporation / Stoel Rives LLP
Exhibit F	Form of Pledge and Security Agreement
Exhibit G	Form of Promissory Note
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Shareholders Agreement
[Exhibit J	Form of Surviving Bylaws]
[Exhibit K	Form of Surviving Charter]
DISCLOSURE SCHEDULES
Target Disclosure Document
Purchaser and Subsidiary Disclosure Document

Execution Version
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 17, 2010, is by and among Sycamore Films, Inc., a Nevada corporation (“Subsidiary”); Sweet Spot Productions, Inc., a California corporation (“Target”); JRT Productions, Inc., a California corporation (“JRT”); Red Cat Productions, Inc., a California corporation (“Red Cat” and collectively with JRT, “Sellers,” and each individually, a “Seller”); Joseph Takats (“Takats”), and Donald J. Scotti (“Scotti,” and collectively with Takats, “Seller Shareholders,” and each individually, a “Seller Shareholder”); and ImaRx Therapeutics, Inc., a Delaware corporation (“Purchaser”).
RECITALS
WHEREAS, Target and Subsidiary have executed that certain Term Sheet dated as of January 21, 2010, and Purchaser and Subsidiary have executed that certain Letter of Intent dated as of February 5, 2010.
WHEREAS, Purchaser is a reporting issuer pursuant to the provisions of the Securities Exchange Act of 1934 (the “Exchange Act”);
WHEREAS, JRT and Red Cat each own 50% of the issued and outstanding stock of the Target;
WHEREAS, Takats is the holder of 100% of the issued and outstanding shares of stock of JRT;
WHEREAS, Scotti is the holder of 100% of the issued and outstanding shares of stock of Red Cat;
WHEREAS, Purchaser, Subsidiary, Sellers, Seller Shareholders and Target propose to merge Target with and into Subsidiary in exchange for shares of Subsidiary common stock and certain Promissory Notes, as defined herein, (the “Merger”), on the condition that immediately following the Closing of the Merger, Subsidiary shall enter into that certain Agreement for the Purchase and Sale of Stock with Purchaser (the “Stock Exchange Agreement”), whereby Purchaser shall acquire all of the issued and outstanding shares of Subsidiary common stock $0.001 par value in exchange for the issuance by Purchaser to Sycamore Shareholders (then including Sellers) of an aggregate of 79,376,735 shares of Purchaser’s $0.0001 par value common stock and certain other rights granted to Sellers as provided herein (the “Acquisition”); and
WHEREAS, the parties intend that the Merger will be treated for income tax purposes as a forward triangular merger pursuant to Section 368(a)(2)(D) of the Code (as defined below).

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“Action” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation, charge or complaint.
“Acquisition” means the transaction contemplated by the Stock Exchange Agreement.
“Affiliate” means, with respect to any Person (as defined below), any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
“Ancillary Documents” means the Employment Agreements, Promissory Notes, Pledge and Security Agreements, Opinions of Counsel, Registration Rights Agreement, Shareholders Agreement, and Stock Powers (each as defined below).
“approval by” Seller Shareholders or Sellers means unanimous approval by Scotti and Takats or JRT and Red Cat, as the case may be.
“Articles of Merger” means fully completed and executed Articles of Merger Form 92A as provided by the Office of Nevada Secretary of State, accompanied by appropriate filing fees, designating Subsidiary as the “surviving entity” and Target as the “merging entity.”
“Assets” means all of Target’s right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used in connection with, or related to, the Business (as defined below) or in which Target has any interest.
“Audited Financial Statements” means the balance sheet, income statement, statement of stockholders equity, and statement of cash flows or, in each instance, equivalent statements of the Purchaser as of December 31, 2009, and for the two (2) years then ended, and Target as of October 31, 2009, and for the two (2) years then ended, as the case may be, as reported on by the Auditors and as commonly provided to shareholders.

“Auditors” means independent certified public accountants currently retained by Purchaser and Target, as the case may be, for the purpose of auditing their respective financial statements.
“Budget” means the budget for the first twelve (12) months of operations of Purchaser and Surviving Corporation (as defined below), as approved by Scotti and Takats, attached hereto as Exhibit A.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law (as defined below) to be closed in the State of California.
“Business” means Target’s business of conceiving, developing and producing advertising and trade campaigns promoting feature films and videogames, including film trailers, teasers, TV and radio spots, Internet advertising and cross-platform/new media marketing, and activities ancillary thereto.
“Claim Notice” has a meaning ascribed to it in Section 8.4 of this Agreement.
“Closing Date” means the date which is specified in Section 2.2 of this Agreement.
“Closing” means the completion of the Transaction, to occur as contemplated by Section 2.2 of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Common Stock” means the $.0001 par value common stock of Purchaser.
“Court Order” means any judgment, decision, consent decree, injunction, ruling, assessment, writ or order of any Governmental Entity (as defined below) that is binding on any Person or its property under applicable Law.
“Covenanting Party” means each Target, Subsidiary and Purchaser (collectively, “Covenanting Parties”).
“Damages” means any Action, cost, damage, expense, disbursement, expense, Liability (as defined below) (other than unknown contingent or unmatured Liabilities), loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person; provided, however, that damages shall not include any punitive, consequential or incidental damages relating to any claim for which such party may be entitled to recover under this Agreement.

“Default” means (a) any breach or default; (b) the occurrence of an act or event that, with the passage of time or the giving of notice or both, would constitute a breach or default; or (c) the occurrence of any act or event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.
“Effective Time” means the time specified in Section 2.3 of this Agreement.
“Employment Agreements” means the Employment Agreements by and between Purchaser and each Scotti and Takats, executed in the form reasonably satisfactory to Takats and Scotti, in substantially the form of Exhibit B and Exhibit C attached hereto.
“Exchange Act” means the Securities Exchange Act of 1934.
“GAAP” means accounting principles generally accepted in the United States.
“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
“Indemnified Party” has a meaning ascribed to it in Section 8.4 of this Agreement.
“Indemnified Purchaser Party” has a meaning ascribed to it in Section 8.3 of this Agreement.
“Indemnified Seller Party” has the meaning ascribed to it in Section 8.2 of this Agreement.
“Indemnitor” has a meaning ascribed to it in Section 8.4 of this Agreement.
“ImaRx Shareholders” means all holders of $.0001 par value common stock of Purchaser immediately prior to the consummation of the transaction contemplated by the Stock Exchange Agreement.
“IRS” means the Internal Revenue Service of the United States of America.
“JRT Collateral” means 50% of the issued and outstanding shares of the $.001 par value common stock of Subsidiary securing the JRT Note Indebtedness pursuant to the terms of the JRT Note and JRT Security Agreement (as defined below).
“JRT Note Indebtedness” means the total amount due under the terms of the JRT Note (as defined below).
“JRT Note” means the Promissory Note executed in favor of JRT.
“JRT Security Agreement” means the Pledge and Security Agreement (as defined below) securing JRT Note Indebtedness.

“Knowledge of Purchaser” means the actual knowledge of the members of the board of directors on the Closing Date of Purchaser of a particular fact, circumstance, event or matter, or knowledge of such fact, circumstance, event or matter that would have been obtained after making reasonable inquiry.
“Knowledge of Subsidiary” means the actual knowledge of Edward Sylvan, Terry Sylvan, or Michael Doban of a particular fact, circumstance, event or matter, or knowledge of such fact, circumstance, event or matter that would have been obtained after making reasonable inquiry.
“Knowledge of Target” means the actual knowledge of Takats or Scotti of a particular fact, circumstance, event or matter, or knowledge of such fact, circumstance, event or matter that would have been obtained after making reasonable inquiry.
“Laws” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and common law, and orders of any Governmental Entity.
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
“Material Adverse Change” means any material adverse change in the financial condition, business, results of operations, assets, Liabilities or operations of Purchaser, Subsidiary or Target, or the ability of Purchaser, Subsidiary or Target, to consummate the transactions contemplated by this Agreement and the Stock Exchange Agreement, or any event or condition which would, with the passage of time, constitute a “Material Adverse Change”; provided, however, that the foregoing definition excludes the effects of (i) changes that are generally applicable to the industry and markets in which Target operates; (ii) changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets; (iii) any change arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or the escalation thereof; or (iv) any other effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.
“Opinions” means the legal opinions of Mitchell, Silberberg & Knupp, LLP, and Stepp Law Corporation, in substantially the form of Exhibit D and Exhibit E, correspondingly, attached hereto.
“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary and usual course of conduct of the Business, consistent with the past practice of Target.
“Permits” means all licenses, permits, franchises, approvals, authorizations, certifications, consents or orders of, or filings with (or any waiver of the foregoing), any Governmental Entity, or any other Person (including, without limitation, federal and state agencies regulating food safety).

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, or Governmental Entity.
“Personal Property” means all machinery, equipment, furniture, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by or used, or intended by Target for use, in connection with the Business.
“Pledge and Security Agreements” refers to the JRT Security Agreement and the Red Cat Security Agreement executed by and between Purchaser, Subsidiary and Sellers granting to each Seller, respectively, a first priority security interest in the JRT Collateral and the Red Cat Collateral, respectively, pursuant to Section 3.2 of this Agreement, in the form reasonably satisfactory to Takats and Scotti, in substantially the form of Exhibit F attached hereto.
“Promissory Notes” refers to the JRT Note and Red Cat Note (as defined below) executed in favor of each Seller, respectively, as a part of the Purchase Price (as defined below) payment pursuant to Section 3.2 of this Agreement, in the form reasonably satisfactory to Takats and Scotti in substantially the form of Exhibit G attached hereto.
“Purchase Price” means the total amount of the consideration paid for Target Shares (as defined below), as specified in detail in Section 3.1 of this Agreement.
“Purchaser” means ImaRx Therapeutics, Inc., a Delaware corporation.
“Purchaser Disclosure Document” means the Company Disclosure Document (each as defined by the Stock Exchange Agreement), with such additional disclosures and exceptions to representations and warranties made by Purchaser under this Agreement.
“Purchaser Financial Statements” refers to the Company Audited Financial Statements and Company Unaudited Financial Statements (each as defined in the Stock Exchange Agreement).
“Put Right” means the option to put Purchaser Stock as defined in Section 3.5 of this Agreement.
“Red Cat Collateral” means 50% of the issued and outstanding $.001 par value common stock of Subsidiary securing Red Cat Note Indebtedness pursuant to the terms of the Red Cat Note and Red Cat Security Agreement (as defined below).
“Red Cat Note Indebtedness” means the total amount due under the terms of the Red Cat Note.
“Red Cat Note” means the Promissory Note executed in favor of Red Cat.
“Red Cat Security Agreement” means the Pledge and Security Agreement securing Red Cat Note Indebtedness.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Purchaser and Sellers, in the form reasonably satisfactory to Takats and Scotti, in substantially the form of Exhibit H attached hereto.
“Reverse Stock Split” means a one-for-two (1:2) reverse stock split of the issued and outstanding shares of the Common Stock that Purchaser shall cause to occur as soon as practicable after the Acquisition pursuant to the Stock Exchange Agreement.
“SEC” means the Securities Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Seller Shareholders” means Scotti and Takas.
“Shareholders Agreement” means the Shareholders Agreement or similar agreement satisfactory to Scotti and Takats in substantially the form of Exhibit I attached hereto.
“Stock Exchange Agreement” means the Agreement for the Purchase and Sale of Stock, dated as of March  ________, 2010, by and among Surviving Corporation and Purchaser, to be closed immediately after the Closing of the Merger, whereby Surviving Corporation shall became a wholly owned subsidiary of Purchaser.
“Stock Powers” means stock powers executed by Subsidiary and Purchaser in connection with the Pledge and Security Agreements with respect to the $.001 par value common stock of Surviving Corporation.
“Subsidiary” means Sycamore Films, Inc., a Nevada corporation.
“Subsidiary Disclosure Document” means the Sycamore Disclosure Document (each as defined by the Stock Exchange Agreement), with such additional disclosures and exceptions to representations and warranties made by Subsidiary under this Agreement.
“Surviving Bylaws” means the bylaws of Surviving Corporation, in substantially the form of Exhibit J attached hereto.
“Surviving Charter” means the Articles of Incorporation of Surviving Corporation, in substantially the form of Exhibit K attached hereto.
“Surviving Corporation” means Subsidiary, Sycamore Films, Inc., a Nevada corporation, immediately after the Effective Time (as defined below) of the Merger (as defined below).
“Sycamore Shareholders” means Edward Sylvan, Terry Sylvan, Michael Doban and all other persons specified on the Sellers Schedule to the Stock Exchange Agreement.
“Target Balance Sheet” means the most recent balance sheet included in the Unaudited Financial Statements of Target.

“Target Disclosure Document” means the Sweet Spot Disclosure Document (as defined by the Stock Exchange Agreement) with such additional disclosures and exceptions to representations and warranties made by Target under this Agreement.
“Target Shares” means all of the issued and outstanding no par value common stock of Target.
“Target Unaudited Financial Statements” means balance sheet, income statement, statement of stockholders’ equity and statement of cash flows or equivalent statements of Target as commonly prepared, as of December 31, 2009.
“Target” means Sweet Spot Productions, Inc., a California corporation.
“Transaction” means the consummation of the Merger and the Acquisition as provided by this Agreement and the Stock Exchange Agreement.
“UCC” means the Uniform Commercial Code currently in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of security interest in any collateral referenced to in the Promissory Notes and Pledge and Security Agreements is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
ARTICLE 2
The Merger
Section 2.1. Transaction. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with provisions of Chapter 78 and Chapter 92A of the Nevada Revised Statutes, at the Effective Time, (a) Target shall be merged with and into Subsidiary, (b) the separate corporate existence of Target shall cease, all Target Shares shall be cancelled and extinguished, and (c) Target and Subsidiary shall continue their corporate existence under Nevada law as Surviving Corporation (the “Merger”). Immediately upon the execution of this Agreement, Surviving Corporation shall enter into the Stock Exchange Agreement with the Purchaser for the purpose of becoming a wholly-owned subsidiary thereof (the “Acquisition,” and collectively with the Merger, the “Transaction”). The parties understand that the principal purpose of this Agreement is to complete the Transaction, and that such principal purpose will be frustrated if the Acquisition subsequent to the Merger does not occur.
Section 2.2. Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE 7 of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Mitchell Silberberg & Knupp LLP, 11377 West Olympic Boulevard, Los Angeles, California 90064, at 10:00 a.m. on the Closing Date (as defined below) determined by the parties, but not later than April 20, 2010, or (b) at such other place and time or on such other date as Purchaser, Subsidiary and Target may agree in writing (the “Closing Date”). Not later than three (3) Business Days before the Closing, (a) Subsidiary shall have delivered to CT Corp or similar institution satisfactory to Purchaser the Articles of Merger for presentation to an appropriate representative of the Nevada Secretary of State, with instructions that the Articles of Merger are not to be filed until the parties so direct at the Closing telephone conference call; (b) to the extent possible, the representative of the Nevada Secretary of State shall conduct a preliminary review of the Articles of Merger to ensure that the Articles of Merger are in proper form; and (c) Purchaser shall have previously provided a transfer agent of its choice with instructions to issue, upon Purchaser’s subsequent authorization, shares of the Common Stock to Sellers and Sycamore Shareholders, as provided by the Stock Exchange Agreement. The parties shall schedule a telephone conference call with the Nevada Secretary of State representative and such transfer agent to occur at the Closing. During that conference call, Subsidiary and Target, or their counsel, shall give an oral authorization to the Nevada Secretary of State to file the Articles of Merger. Immediately upon confirmation by the Nevada Secretary of State that the Articles of Merger have been filed, Purchaser, or its counsel, shall authorize and instruct Purchaser’s transfer agent to issue and deliver shares of the Common Stock to Sellers and other Sycamore Shareholders in accordance with the terms of the Stock Exchange Agreement.
Section 2.3. Effective Time. The Merger shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State in accordance with Section 92A.200 of the Nevada Revised Statutes (“Effective Time”). Promptly after the Effective Time, Surviving Corporation or the Purchaser shall file such document as it deems necessary pursuant to Section 1108(d) of the California Corporations Code.
Section 2.4. Effect of Merger. The Merger shall have the effects set forth in Section 2.1 of this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Subsidiary shall vest in Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Target and Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation.
Section 2.5. Directors and Officers.
(a) Board of Directors of Surviving Corporation. The board of directors of Surviving Corporation shall consist of five (5) directors (the “Surviving Board”). On the Closing Date, (a) Edward Sylvan, Terry Sylvan, and Michael Doban, and each of them, being the current directors of Subsidiary, shall continue as the directors on the Surviving Board; and (b) Scotti and Takats shall be appointed as additional directors on the Surviving Board and will serve as such until their successors are appointed or elected and duly qualified.
(b) Officers of Surviving Corporation. On the Closing Date, Scotti shall become the President of the Surviving Corporation, and Takats shall become the Senior Executive Vice President and Treasurer of the Surviving Corporation, and both shall serve in these capacities on the terms and conditions set forth in the respective Employment Agreements.

Section 2.6. Surviving Charter. The Articles of Incorporation of Subsidiary, in the form attached as Exhibit K hereto, shall be from and after the Effective Time, the Surviving Charter until amended as provided in the Surviving Charter or by applicable Laws.
Section 2.7. Surviving Bylaws. Subsidiary shall take all requisite action to amend its Bylaws, in a manner satisfactory to the Seller Shareholders, and Subsidiary’s Bylaws in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Surviving Bylaws, attached hereto as Exhibit J, until amended as provided in the Surviving Charter, the Surviving Bylaws or by applicable Laws.
Section 2.8. Capital Structure of the Surviving Corporation. At the Closing, Subsidiary shall issue or cause to be issued 2,500,000 shares of common stock to each of the Sellers. Immediately following the Closing, the issued and outstanding shares of Subsidiary’s $.001 par value common stock shall be as follows:

		Number of Shares of that
Name of Shareholder	Percentage Ownership	Common Stock
JRT	2.907%	2,500,000
Red Cat	2.907%	2,500,000
Sycamore Shareholders	94.186%	81,000,000
Total:	100%	86,000,000
ARTICLE 3
The Consideration
Section 3.1. Purchase Price. The Purchase Price for the Target Shares and the other acts and agreements of the Seller Shareholders shall be One Million Two Hundred Thousand Dollars ($1,200,000.00). The consideration paid to Sellers for the Target Shares shall consist of the Promissory Notes, Subsidiary Stock, registration rights and Put Rights.
Section 3.2. Promissory Notes. Four Hundred Thousand Dollars ($400,000.00) of the Purchase Price shall be paid at the Closing by delivery by Purchaser to the Sellers of the Promissory Notes, each in the principal amount of Two Hundred Thousand Dollars ($200,000.00).
Section 3.3. Subsidiary Stock. On the Closing Date, Subsidiary shall issue or cause to be issued to each Seller such number of shares of Subsidiary’s $.001 par value common stock that, upon the closing of the Acquisition, shall entitle each Seller to 2 1/2% of the total number of shares of the Common Stock issued and outstanding at the closing of the Acquisition.
Section 3.4. Registration Rights. Until such time as Sellers may sell the shares of the Common Stock received by each on the Closing Date freely and without restrictions regarding quantity or manner of sale, Sellers shall be provided with registration rights with respect to such shares of the Common Stock as set forth in the Registration Rights Agreements to be executed and delivered by Purchaser to Sellers on or prior to the Closing Date.
Section 3.5. Put Rights. Beginning on that date which is six (6) months after the Closing Date, and continuing for a two year period immediately thereafter (the “Put Period”), each Seller shall have the right to require that, during any 90-day period following the first day of the Put Period, Purchaser purchase from that Seller up to 25% of the Common Stock received by that Seller on the Closing Date (“Put Right”). A Seller may exercise the Put Right, in whole or in part, at any time or from time to time during the Put Period, by delivering to Purchaser a thirty (30) day written notice of such Seller’s intent to exercise its Put Right, which notice shall specify the number of shares of the Common Stock to be purchased by Purchaser. If during any 90-day period a Seller elects not to exercise the Put Right with respect to any of 25% of the Common Stock which that Seller is entitled to put, such Common Stock may be put during the following 90-day period in addition to 25% of the Common Stock that such Seller is entitled to put during such 90-day period. As such, at the beginning of the fourth 90-day period each Seller shall have the right to exercise the Put Right with respect to any and all of the Common Stock held by that Seller as of the Closing Date. The price at which Purchaser shall be required to purchase shares of the Common Stock shall equal (i) $0.16 per share, in the event that the Put Right is exercised prior to the Reverse Stock Split, and (ii) $0.32 per share, in the event that the Put Right is exercised after the Reverse Stock Split. The purchase price for the Common Stock so put shall be paid by Purchaser within ten (10) Business Days following the expiration of the 30-day notice period.
Section 3.6. Limited Suspension of Rights During Fundraising. The provisions of Section 3.5 of this Agreement notwithstanding, if at any time during the Put Period Purchaser decides to raise funds for a particular project, whether by a public or private sale of shares of the Common Stock or by any other form of financing transaction, and determines in good faith that Sellers’ exercise of Put Rights may interfere with such fundraising efforts, Purchaser may suspend Sellers’ rights to exercise their Put Rights by delivering to Sellers a written notice of suspension, which notice shall set forth the planned fundraising activity and the anticipated duration of the suspension period. The Put Period shall be extended for the duration of such suspension period. Upon Sellers’ receipt of the notice of suspension and during the suspension period, the Sellers (i) shall not exercise their Put Rights, and (ii) shall not exercise rights granted under the Registration Rights Agreements at a time or in a manner that will interfere with the efforts of Purchaser to raise funds. The suspension period shall terminate and the Sellers shall be able to exercise the suspended rights to the full extent provided by this Agreement and the Ancillary Documents upon the earlier of (i) completion of Purchaser’s fundraising campaign including such reasonable period thereafter as requested by an underwriter or financial advisor participating in the fund raising not to exceed six (6) months from the date of closing of the fund raising including the exercise of any over allotment option granted to such underwriters or financial advisors; or (ii) Purchaser’s determination that the necessary funds cannot be raised within the immediate future, not to exceed twelve (12) months.
ARTICLE 4
Representations and Warranties of Target

Except as otherwise set forth in writing in the Target Disclosure Document delivered by the Target to Subsidiary in connection with this Agreement, Target hereby represents and warrants to Subsidiary and Purchaser as follows:
Section 4.1. Organization. Target is duly organized, validly existing and in good standing under the Laws of the State of California with full power and authority to conduct and carry on the Business as it is presently being conducted and to own or lease, as applicable, the Assets, which it currently owns or leases. Target is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Target Disclosure Document correctly lists the current directors, managers and executive officers of Target.
Section 4.2. Capitalization; No Derivative Securities.
(a) Capitalization. On the Closing Date, the total authorized capital of the Target consists of one million (1,000,000) shares of no par value common stock, all of which are issued and outstanding and constitute the Target Shares. Immediately prior to the Closing, the ownership of the Target Shares is as follows:

		Number of Shares of
Shareholder	Percentage Ownership	Common Stock
JRT	50%	500,000
Red Cat	50%	500,000
Total:	100%	1,000,000
All of the Target Shares have been duly authorized and validly issued in accordance with applicable Laws and are fully paid and non-assessable. None of the Target Shares were issued in violation of any preemptive right.
(b) Derivative Securities. On the Closing Date, there will be no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other arrangements or commitments pursuant to which the holders thereof shall have the right to sell, transfer, purchase, return, redeem, or otherwise acquire shares of Target’s no par value common stock; (ii) shares of Target’s no par value common stock reserved for any purpose; (iii) agreements pursuant to which registration rights in the Target Shares have been granted; (iv) agreements, whether written or oral, among any current and former stockholders or members of Target or Sellers; (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Target Shares; (vi) declared or accrued dividends on any of the Target Shares; or (vii) any other voting trust, voting agreement, stockholders agreement, pledge agreement, buy-sell agreement, or similar agreement affecting or relating to ownership interests in Target

Section 4.3. Material Contracts. Target Disclosure Document discloses all material agreements, contracts, arrangements, commitments, obligations, bonds, franchises, indemnities, indentures, instruments, leases, licenses and understandings, whether or not in writing, (collectively referred to as “Material Contracts”), with a brief summary of each such Material Contract. To the Knowledge of Target, (i) each such Material Contract is legal, valid, binding, enforceable and in full force and effect; and (ii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such Material Contract; and (iii) no party has repudiated any provision of any such Material Contract.
Section 4.4. Litigation. Except as set forth in Target Disclosure Document, there is no Action pending or, to the Knowledge of the Target, threatened against the Target, any of its Affiliates or any of the Assets which, individually or in the aggregate, (i) involves monetary claims for more than $25,000; (ii) involves any requests for injunctive relief; or (iii) or challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Except as set forth in the Target Disclosure Document, neither the Target, any Seller, nor any Asset is subject to any outstanding Court Order. Target has not commenced any Action and is not contemplating commencing any Action against any Person.
Section 4.5. No Undisclosed Liabilities. Target does not have, to the Knowledge of the Target, any material Liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except (i) those reflected or otherwise reserved against in the Target Financial Statements in amounts that have been established on a basis consistent with past practices of Target and in accordance with GAAP; (ii) those arising subsequent to the Target Financial Statements in the Ordinary Course of Business, none of which constitute or would constitute a violation or breach of any condition or covenant in this Agreement; (iii) those not required to be reflected on, or disclosed in the footnotes to, the Target Financial Statements under GAAP; (iv) executory obligations under the Material Contracts and executory obligations under contracts not required to be disclosed as Material Contracts; and (v) other Liabilities of which Purchaser and Subsidiary have Knowledge.
Section 4.6. No Material Adverse Change. Except as contemplated or caused by this Agreement, there has not been (i) any Material Adverse Change in the Business, (financial or otherwise), operations, or prospects of Target; (ii) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the Business, (financial or otherwise), operations or prospects of Target; (iii) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) by or involving Target, other than this Agreement, and agreements executed in the Ordinary Course of Business; (iv) any redemption, repurchase, or other acquisition for value of its capital stock by Target, or any dividend or distribution declared, set aside, or paid on capital stock of Target; (v) any transfer of any right granted pursuant to any material lease, license, agreement, patent, trademark, trade name, or copyright of Target; (vi) any sale or other disposition of any Asset, or any mortgage, pledge, or imposition of any lien or other encumbrance on any Asset, other than in the Ordinary Course of Business, or any agreement relating to any of the foregoing; of (vii) any default or breach by Target in any material respect pursuant to any contract, license or permit. Since the date of the Target Balance Sheet, Target has conducted the Business only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (i) executive compensation amounts, (ii) the manner in which other employees of Target are compensated, (iii) supplemental benefits provided to any such executives or other employees, or (iv) inventory amounts in relation to sales amounts, except, in any such event, in the Ordinary Course of Business and, in any event, without material adverse effect on the business, condition (financial or otherwise), operations, or prospects of causing a Material Adverse Change with respect to Target.
Section 4.7. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with this Agreement or any related transaction based upon any agreements, written or oral, made by or on behalf of Target.
Section 4.8. Representations in Stock Exchange Agreement. To the extent applicable to this Agreement, Target’s representations and warranties under Article IV of the Stock Exchange Agreement are incorporated by reference herein.
ARTICLE 5
Representations and Warranties of Purchaser and Subsidiary
Except as otherwise set forth in writing in the respective Purchaser and the Subsidiary Disclosure Documents delivered by Purchaser and Subsidiary to Sellers in connection with this Agreement, Purchaser and Subsidiary, severally, for itself only, except for the representation and warranty set forth in Section 5.5 which is made solely by Subsidiary, hereby represent and warrant to Sellers and Target as follows:
Section 5.1. Organization. Purchaser and Subsidiary are duly organized, validly existing and in good standing under the Laws of the jurisdictions of their organization with full corporate power and authority to conduct their businesses as they are presently being conducted and to own or lease, as applicable, their assets. Purchaser and Subsidiary are duly qualified to do business as foreign entities and are in good standing in each jurisdiction where the nature of the transactions contemplated by this Agreement make such qualification necessary.
Section 5.2. Authority. Purchaser and Subsidiary have all requisite corporate power and corporate authority, and have taken all corporate actions necessary, to execute, deliver and perform this Agreement, the Ancillary Documents and the Stock Exchange Agreement, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Purchaser and Subsidiary of this Agreement, the Ancillary Documents and the Stock Exchange Agreement, and the consummation by Purchaser and Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Purchaser and Subsidiary, and Purchaser and Subsidiary have taken all other corporate actions necessary to authorize this Agreement, the Ancillary Documents and the Stock Exchange Agreement, and the

transactions contemplated hereby and thereby. This Agreement has been duly and properly executed and delivered by Purchaser and Subsidiary and, is the legal, valid and binding obligations of Purchaser and Subsidiary, enforceable against each in accordance with its terms.
Section 5.3. Capitalization.
(a) Purchaser. On the Closing Date, the total authorized capital of Purchaser consists of (a) one hundred million (100,000,000) shares of $.0001 par value common stock, of which, at the Closing of the Merger eleven million six hundred and sixty-five thousand seven hundred thirty-three (11,665,733) shares are issued and outstanding, and (b) five million (5,000,000) shares of $.0001 par value preferred stock, of which at the Closing of the Merger zero (0) shares are issued and outstanding. The rights, privileges and preferences of Purchaser’s capital stock are as stated in Purchaser’s Certificate of Incorporation, as amended to date. All outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the Stock Exchange Agreement, as of the Closing Date, there are no outstanding or authorized capital stock, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Purchaser to issue, sell, or otherwise cause to become outstanding any of its capital stock; and, except as provided in ARTICLE 3 of this Agreement, there are no outstanding contracts, commitments or rights of any kind that could require Purchaser to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Purchaser.
(b) Subsidiary. On the Closing Date, the total authorized capital of Subsidiary consists of one hundred million (100,000,000) shares of $.001 par value common stock, of which eighty six million (86,000,000) shares are issued and outstanding. The rights, privileges and preferences of Subsidiary’s $.001 par value common stock are as stated in Subsidiary’s Certificate of Incorporation, as amended to date. All of the outstanding shares of Subsidiary’s $.001 par value common stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding or authorized capital stock, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there are no outstanding contracts, commitments or rights of any kind that could require Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Subsidiary.
Section 5.4. Investment Intent Subsidiary is acquiring the Target Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act, in any manner that would be in violation of the Securities Act. Subsidiary has not, directly or indirectly, offered the Target Shares to anyone or solicited any offer to buy the Target Shares from anyone, so as to bring the offer and sale of the Target Shares within the registration requirements of the Securities Act.

Section 5.5. Capital Resources. Purchaser and Subsidiary have, and will have at the Effective Time, commitments for sufficient funds, in the form of capital contributions or loan proceeds, or both, to pay (i) Purchaser’s obligations under this Agreement and Ancillary Documents to which Purchaser and Subsidiary are parties; and (ii) the amount of $1,800,000.00, which amount has been approved by Seller Shareholders on or prior to the Closing Date as being adequate to finance the operations of Purchaser and Surviving Corporation for the first twelve (12) months following the Closing in a manner consistent with the Budget.
Section 5.6. Liabilities. Purchaser does not have any material Liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except (i) those reflected or otherwise reserved against in the Purchaser Financial Statements in amounts that have been established on a basis consistent with past practices of Purchaser and in accordance with GAAP; (ii) those arising subsequent to the Purchaser Financial Statements in the Ordinary Course of Business, none of which constitute or would constitute a violation or breach of any condition or covenant in this Agreement; (iii) those not required to be reflected on, or disclosed in the footnotes to, the Purchaser Financial Statements under GAAP; and (iv) other Liabilities of which Target has Knowledge. Subsidiary has no material Liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not.

Section 5.7. Material Contracts. The Purchaser and the Subsidiary Disclosure Documents specify all material contracts, agreements, or understandings, whether express or implied, written or verbal, to which either Purchaser or Subsidiary is a party, with a brief summary of each such material contract, agreement or understanding. To the Knowledge of the Purchaser and the Subsidiary, (i) each such contract is legal, valid, binding, enforceable and in full force and effect; and (ii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such contract; and (iii) no party has repudiated any provision of any such contract.
Section 5.8. Compliance with Law. Purchaser and Subsidiary are in compliance with all Laws and Court Orders which would affect their ability to perform their obligations hereunder. There is no Action pending or threatened against Purchaser or Subsidiary that would affect its ability to perform its obligations hereunder.
Section 5.9. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with this Agreement or any related transaction based upon any agreements, written or oral, made by or on behalf of Purchaser or Subsidiary.
Section 5.10. Representations in Stock Exchange Agreement. To the extent applicable to this Agreement, Subsidiary’s and Purchaser’s representations and warranties set forth in Article III and Article V of the Stock Exchange Agreement are incorporated by reference herein.
ARTICLE 6
Covenants
Section 6.1. Acquisition Transaction. Immediately following the Closing of the Merger, Purchaser and Surviving Corporation shall enter into the Stock Exchange Agreement. Purchaser and the Surviving Corporation shall perform in all material respects each of its agreements and obligations specified in the Stock Exchange Agreement and required to be performed on or prior to the closing of the Acquisition. Purchaser and Surviving Corporation shall comply with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Acquisition.
Section 6.2. Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or the Stock Exchange Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, each Target, Subsidiary, and Purchaser (“Covenanting Parties”) shall comply with each of the following:
(a) Business in Ordinary Course. The business of each Covenanting Party shall be conducted only in the ordinary and usual course, each Covenanting Party shall use reasonable efforts to keep intact its business organization and goodwill, keep available the services of its officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and other persons having business or financial relationships with such Covenanting Party, and each Covenanting Party shall immediately notify the other

Covenanting Parties of any event or occurrence or emergency material to, and not in the Ordinary Course of Business of, the notifying Covenanting Party.
(b) Amendment of Corporate Documents and Shareholders Rights. Covenanting Parties shall not (i) amend their Articles of Incorporation (or similar charter document) or Bylaws (or similar governing document), or (ii) split, combine, or reclassify any of their outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property.
(c) Stock Changes. Covenanting Parties shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, their capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.
(d) Additional Liabilities. Covenanting Parties shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in their Ordinary Course of Business and consistent with past practices.
(e) Employee Compensation. Covenanting Parties shall not (i) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee; or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee, except, with respect to employees who are not officers or directors, in the Ordinary Course of Business in accordance with past practice.
(f) Asset Disposition. Covenanting Parties shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of their assets or properties, except for sales, encumbrances, and other dispositions or grants in the Ordinary Course of Business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of such property, or as specifically provided for or permitted in this Agreement and the Stock Exchange Agreement.
(g) Material Contracts. Covenanting Parties shall not enter into, or terminate, any material contract, agreement, commitment, or understanding.
(h) Taxes. Each Covenanting Party will file properly and promptly when due all federal, state, local, foreign and other tax returns, reports, and declarations required to be filed by such Covenanting Party and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by such Covenanting Party.
(i) Compliance with Laws. Each Covenanting Party will comply with all laws and regulations applicable to such Covenanting Party and such Covenanting Party’s operations.

Section 6.3. Access to Information. Each Covenanting Party shall provide to each other Covenanting Party and to their accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel, and, during such period, each Covenanting Party shall furnish promptly to the other Covenanting Parties as requested (i) all written communications to its directors or to its shareholders generally; (ii) internal monthly financial statements when and as available; and (iii) all other information concerning its business, properties, and personnel, but no investigation pursuant to this section shall affect any representations or warranties of any Covenanting Party, or the conditions to the obligations of any Covenanting Party to consummate the Transaction. In the event of the termination of this Agreement, each Covenanting Party will, and will cause its representatives to, deliver to the other Covenanting Parties or destroy all documents, work papers, and other material, and all copies thereof, obtained by each Covenanting Party from other Covenanting Parties as a result of this Agreement or in connection with this Agreement, whether so obtained before or after the execution of this Agreement, and each Covenanting Party will hold in confidence all confidential information, that has been designated as such in writing or by appropriate and obvious notation, and will not use any such confidential information, except in connection with the Transaction, until such time as such information is otherwise publicly available. Each Covenanting Party and their representatives shall assert their rights pursuant to this Agreement in such manner as to minimize interference with the business of other Covenanting Parties.
Section 6.4. Post-Closing 8-K Report. Purchaser shall prepare and, within four (4) Business Days following the Closing Date, cause to be filed with the SEC a Current Report on Form 8-K regarding the Transaction, as required under the Exchange Act and Rule 13a-11 of the Exchange Act.
Section 6.5. Director and Officer Liability.
(a) Directors’ and Officers’ Liability Insurance. Beginning the Effective Time, Surviving Corporation shall obtain and maintain officers’ and directors’ liability insurance or insurance “tail” or other insurance policies in respect to acts or omissions occurring prior to the Effective Time covering present and former directors and officers of Target on such terms and in such amounts with respect to coverage as is presently available to Target’s officers and directors for a period of at least six years from the Closing Date. Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
(b) Directors’ and Officers’ Indemnification. Beginning the Effective Time, Purchaser’s Certificate of Incorporation and Bylaws, and the Surviving Charter and the Surviving Bylaws shall contain, or Subsidiary shall cause the Surviving Charter and the Surviving Bylaws to so contain, such provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Target as shall be reasonably satisfactory to Scotti and Takats, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any indemnified directors and officers benefited by such provisions.

(c) Continuity of Insurance and Indemnification Obligations. If Purchaser, Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.
Section 6.6. Updating of Disclosure Documents. Each Covenanting Party shall notify the other Covenanting Parties of any changes, additions or events which may cause any change in or addition to such Covenanting Party’s Disclosure Document promptly after the occurrence of the same and at the Closing by the delivery of appropriate updates to the respective Disclosure Document. No notification made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement, unless all Covenanting Parties specifically agree thereto in writing nor shall any such notification be considered to constitute or result in a waiver by any Covenanting Party of any condition set forth in this Agreement.
Section 6.7. Rescission of Merger. In case the Acquisition does not close, as contemplated by the Stock Exchange Agreement, within thirty (30) days after the Closing of the Merger, the Merger shall be rescinded, and this Agreement and all documents, securities and other instruments executed and delivered in connection hereto shall be shall be cancelled and rendered null and void ab initio. The Covenanting Parties, and each of them, shall take all necessary actions to effectuate such rescission, including, without limitation, executing appropriate documents and causing appropriate filings with appropriate offices of Secretary of State, so as to restore each party to this Agreement to their respective positions occupied immediately prior to the Closing of the Merger.
Section 6.8. Further Assurances. Covenanting Parties shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE 7
Closing Conditions
Section 7.1. Conditions to Each Party’s Obligation. The respective obligations of each party hereto to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
(a) No Legal Barriers. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement and the Stock Exchange Agreement; and

(b) Third Party Consents Obtained. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and the Stock Exchange Agreement have been filed, occurred or been obtained.
Section 7.2. Conditions to the Obligations of Target, Sellers and Seller Shareholders. The respective obligations of Target, Sellers and Seller Shareholders to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
(a) Officer Certificate Regarding Representation and Warranties. The representations and warranties of Subsidiary and Purchaser contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and, at the Closing, Subsidiary and Purchaser shall have delivered to the Sellers certificates of appropriate officers to that effect;
(b) Issuance and Delivery of Shares. Subsidiary has issued or caused to be issued shares of Subsidiary’s $.001 par value common stock in the amount specified in Section 3.3 of this Agreement and delivered or caused to be delivered to the Sellers certificates representing such shares of Subsidiary’s $.001 par value common stock, each accompanied by an instrument of transfer of such shares of Subsidiary’s $.001 par value common stock.
(c) Capital Resources. Purchaser and Subsidiary have presented to Seller Shareholders satisfactory evidence of the commitments for those funds provided in Section 5.5 of this Agreement.
(d) Ancillary Documents. Purchaser and Subsidiary, as appropriate, have executed and delivered to Sellers, in a form satisfactory to each Seller, the following Ancillary Documents:
(i) Employment Agreements;
(ii) Opinions of Counsel;
(iii) Pledge and Security Agreements;
(iv) Promissory Notes;
(v) Registration Rights Agreements;
(vi) Shareholders Agreements; and
(vii) Stock Powers.
(e) Budget Approval. The Budget has been presented to and approved by the Seller Shareholders.
(f) Surviving Charter and Bylaws Approval. The Articles of Incorporation and Bylaws of Subsidiary have been amended in a manner satisfactory to Sellers, and the Surviving Charter and Surviving Bylaws have been approved by the Seller Shareholders.

(g) Surviving Board and Officers Appointments. Subsidiary has caused to be prepared and executed all appropriate consents and resolutions appointing Scotti and Takats directors on the Surviving Board as provided by Section 2.5(a) of this Agreement. Subsidiary and its board of directors have caused to be prepared and executed all appropriate board of directors resolutions appointing Scotti the President and Takats the Senior Executive Vice President and Treasurer of Surviving Corporation as provided by Section 2.5(b) of this Agreement.
(h) Covenants Fulfilled. Subsidiary and Purchaser have otherwise performed in all material respects each of their agreements and obligations specified in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Merger and the Acquisition.
Section 7.3. Conditions to the Obligations of Subsidiary and Purchaser. The obligation of Subsidiary and Purchaser to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
(a) Officer Certificate regarding Representations and Warranties. The representations and warranties of Target and Seller Shareholders contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and, at the Closing, Target shall have delivered to Purchaser and Subsidiary certificates of an appropriate officer to that effect.
(b) Covenants Fulfilled. Target has otherwise performed in all material respects each of its agreements and obligations specified in this Agreement and required to be performed on or prior to the Closing, and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Merger and the Acquisition.
ARTICLE 8
Indemnification

Section 8.1. Survival of Representations and Warranties. The representations and warranties of the parties contained herein or in any agreement, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing Date until eighteen (18) months after the Closing Date. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and, if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.
Section 8.2. Indemnification by Purchaser and Subsidiary. Subject to limitations below, Purchaser and Subsidiary agree to indemnify, defend and hold Sellers, Seller Shareholders and their assigns (“Indemnified Seller Parties”) harmless from and against any and all Damages that Indemnified Seller Parties may suffer, sustain, incur or become subject to arising out of or due to (a) any inaccuracy of any representation of Purchaser or Subsidiary in this Agreement or Ancillary Documents; (b) any breach of any warranty of Purchaser or Subsidiary in this Agreement or Ancillary Documents; (c) breach of any covenant, undertaking, agreement or other obligation of Purchaser or Subsidiary under this Agreement or Ancillary Documents; (d) any Action of any nature arising out of any act performed, transaction entered into, or state of facts caused to exist by Purchaser prior or subsequent to the Closing Date; and (e) any costs and expenses (including attorneys’ fees) which Indemnified Seller Parties may suffer or sustain in seeking to enforce the indemnification obligations of Purchaser hereunder.
Section 8.3. Indemnification by Sellers. Sellers agree to indemnify, defend and hold Purchaser and Subsidiary (“Indemnified Purchaser Parties”) harmless from and against any and all Damages that Indemnified Purchaser Parties may suffer, sustain, incur or become subject to arising out of or due to (a) any inaccuracy of any representation of Target in this Agreement or Ancillary Documents; (b) any breach of any warranty of Target in this Agreement or Ancillary Documents; (c) breach of any covenant, undertaking, agreement or other obligation of Target under this Agreement or Ancillary Documents; (d) any Action of any nature arising out of any act performed, transaction entered into, or state of facts cause to exist by Target prior to the Closing Date; and (e) any costs and expenses (including attorneys’ fees) which Indemnified Purchaser Parties may suffer or sustain in seeking to enforce the indemnification obligations of Sellers.
Section 8.4. Notice. Any Indemnified Purchaser Party or Indemnified Seller Party seeking indemnification hereunder (the “Indemnified Party”) shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a prompt written notice (a “Claim Notice”) describing, to the extent reasonably practical to do so, in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided that failure to give such Claim Notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent it shall have been prejudiced by such failure.
Section 8.5. Limitation on Indemnification. Notwithstanding the foregoing, no Indemnified Party shall have the right to indemnification pursuant to Section 8.2 or

Section 8.3 of this Agreement, unless and until the aggregate of all Damages suffered by such Indemnified Party hereunder exceeds $30,000.
Section 8.6. Calculation of Damages. The amount of any Damage for which indemnification is provided shall be net of any amounts recovered by the Indemnified Party or paid for its benefit under insurance policies with respect to such Damage. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Indemnified Party expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. In the event that any claim asserted hereunder is not subject of any insurance coverage or right to indemnification, the amount of the Damage shall be limited to the amount of the Indemnified Party’s out-of-pocket expenses.
ARTICLE 9
Termination
Section 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:
(a) by mutual written consent of Target, Subsidiary, and Purchaser;
(b) by any party:
(i)	if any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(ii)	if any other party shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform is (A) incapable of being cured or is not cured within ten (10) Business Days following written notice to the breaching party and (B) would result in a failure of any condition set forth in ARTICLE 7 of this Agreement.
Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto.

ARTICLE 10
General Provisions
Section 10.1. Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules), together with Ancillary Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.
Section 10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to Purchaser:	ImaRx Therapeutics, Inc.
c/o Stoel Rives LLP
201 S. Main Street
Suite 1100
Salt Lake City, Utah 84111-4904
Facsimile Machine: 801.578.6999
kjontiveros@stoel.com

If to Subsidiary:	Sycamore Films, Inc.
c/o Stepp Law Corporation
15707 Rockfield Boulevard
Suite 101
Irvine, California 92618
Facsimile Machine: 949.660.9010
tes@stepplawgroup.com

With a copy to:	edwardsylvan@gmail.com
terry.sylvan@gmail.com

If to Target or Sellers:	Mitchell Silbergerg & Knopp LLP
11377 West Olympic Boulevard
Los Angeles, California 90064
dkb@msk.com
aek@msk.com

With a copy to:	don@sweetspotent.com
jtakats@sweetspotent.com
Section 10.3. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Laws of the State of California, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice of law rules that would require the application of the Laws of any other jurisdiction).
Section 10.4. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 10.5. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and his, her or its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 10.6. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.7. Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 10.8. Amendment. This Agreement may be amended, supplemented or modified only by an instrument in writing signed on behalf of the parties hereto.
Section 10.9. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SWEET SPOT, INC.
By:
	Name:	Donald Scotti
	Title:	President

JRT PRODUCTIONS, INC.
By:
	Name:	Joseph Takats
	Title:	President

RED CAT PRODUCTIONS, INC.
By:
	Name:	Donald Scotti
	Title:	President

TAKATS
By:
Joseph Takats

SCOTTI
By:
Donald Scotti

IMARX THERAPEUTICS INC.
By:
	Name:	Richard Love
	Title:	Chairman of the Board

SYCAMORE FILMS INC.
By:
	Name:	Terry Sylvan
	Title:	President